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                                                                   EXHIBIT 10.10

                 INDEPENDENT CONTRACTOR/CONSULTATIVE AGREEMENT

         THIS AGREEMENT is made and entered into as of the 18th day of November, 1999 by and between SCI Management Corporation, a Delaware corporation (hereinafter called the "Company"), and George R. Champagne (hereinafter called "Consultant"):

         In consideration of the performance and discharge of the respective agreements herein contained, Company and Consultant agree as follows:

         Section 1. Term of Agreement. Subject to the provisions for termination hereinafter set forth and subject to all of the provisions of this Agreement, the term of this Agreement ("Term") shall be for a period commencing on January 1, 2000 and terminating December 31, 2001.

         Section 2. Consultant Services. By the use of Consultant's knowledge, skills, expertise and goodwill, and acting at all times as an independent contractor, independent of any supervision, reporting of hours, or control in the performance of consulting duties by the Company, Consultant agrees to provide consultative services for the Company upon the request of any member of the Board of Directors of Service Corporation International ("SCI") or any executive officer of SCI, and to perform such consultative services as follows:

       A. During the Term hereof, Consultant shall furnish to the Company his best advice, information, judgment, and knowledge with respect to the affairs, business, business methods and practices, history, patrons, customers, employees and suppliers of the Company, and generally seek to preserve and increase the business and goodwill of the Company.

       B. Consultant shall not be required to maintain specific working hours, but shall be available at all times during the Term hereof, upon reasonable notice, when the Company requests such consultative services.

       C. During the time consultative services are to be provided hereunder, same shall be discharged and performed under the direction and subject to the control of the Board of Directors and senior officers of the Company.

       D. Consultant shall not be required to consult more then an average of 20 hours per week during the first year of the Term and 10 hours per week during the second year.

         Section 3. Consideration. As compensation for the consultative services to be performed and rendered by Consultant hereunder, Company agrees to pay Consultant, so long as this Agreement shall be in full force and effect, at the rate of (i) Two Hundred Forty Thousand Dollars ($240,000.00) per year for the first twelve months of the Term, payable $20,000 per month, and (ii) One Hundred Twenty Thousand Dollars ($120,000.00) per year for the second twelve months of the Term, payable $10,000 per month. Such payment shall not be subject to withholding for income taxes or FICA; provided, however, that such monthly consultative payments shall terminate on the date of the death of Consultant or in the event this Agreement should be otherwise terminated as provided


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herein. In the event of the death of Consultant or in the event this Agreement should be terminated as provided herein, the Company shall have no further obligation to Consultant or his estate under this Agreement except to pay all compensation earned prior to his date of death or termination. The first installment will be due and payable on January 1, 2000 and subsequent payments shall be made on the same day of each succeeding month during the Term hereof.

         Section 4. Inability to Perform. If for any reason during the Term of this Agreement Consultant should be prevented from performing his duties, by reason of illness or incapacity or for any other cause, for an aggregate of thirty (30) days in any one calendar year during the period hereof, then the Company shall have the right to terminate this Agreement by giving at least fifteen (15) days' prior written notice thereof to Consultant.

         Section 5. Reimbursement for Expenses. Consultant is authorized to incur reasonable expenses for promoting the business of the Company, including expenses for entertainment and travel. Consultant will be reimbursed by the Company for all such reasonable business expenses upon presentation by him of an itemized account of such expenditures and such receipts or other documents as may be required by the Company.

         Section 6. Miscellaneous Covenants. Consultant agrees that at all times during the Term of this Agreement:

              A. Consultant will not knowingly or intentionally do or say any act or thing which will or may impair, damage, or destroy the goodwill and esteem for the Company with its suppliers, employees, patrons, customers, and others who may at any time have or have had business relations with the Company;

              B. Consultant will not reveal to any third person any differences of opinion, if there be such at any time, between him and the management of the Company as to the Company's personnel, policies or practices; and,

              C. Consultant will not knowingly or intentionally do any act or thing detrimental to the Company or its business.

         Section 7. Confidentiality. Consultant understands that in the course of discharging and performance of the consultative duties as herein provided, Consultant will receive certain trade secrets, lists of customers, and other confidential information concerning the business of the Company and its affiliates which the Company desires to protect. Consultant understands that, among other things, the management methods, operating techniques, procedures and methods, customer lists, prospective acquisitions, employee lists, training manuals and procedures, personnel evaluation procedures, collection procedures, and financial reports of the Company and/or its affiliates are confidential and are not at any time during or after the Term of this Agreement to be revealed to anyone outside the Company without specific written authorization by an officer of the Company. Consultant further agrees that he will not divulge to anyone outside the Company any such confidential information or trade secrets.

         Section 8. Noncompetition. Consultant agrees that during the Term of this Agreement he will not, directly or indirectly, be engaged in, interested in or concerned with any business which conducts operations directly or indirectly in competition with the business of the Company or any affiliate of the Company.

         Section 9. Enforceability. The foregoing agreements not to use trade secrets or confidential information or to compete or to do any other acts prohibited by Sections 7 and 8 of this Agreement shall not be held invalid or


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unenforceable because of the scope of the territory or actions subject thereto or restricted thereby, or the period of time within which such agreements respectively are operative, but the maximum territory and action subject to such agreements respectively, and the period of time in which such agreements respectively are enforceable, are subject to determination by a final judgment of any court which has jurisdiction over the parties and subject matter.

         Section 10. Termination. In the event that Consultant fails to observe and comply fully with all of the terms and provisions of this Agreement, or if he fails to perform fully all of his duties, obligations, and agreements herein contained or as imposed by law, including his fiduciary duties, to the satisfaction of the Board of Directors of the Company, the Company shall have the right, to terminate this Agreement by giving Consultant not less than thirty
(30) days' prior written notice of such termination, and this Agreement (with the exception of Sections 7 and 8 hereof) shall thereupon terminate and be of no further force and effect.

         Section 11. Merger, Etc. Consultant recognizes and acknowledges that at a future date the Company may be merged with another corporation or the location of its present business moved to another location, but it is expressly agreed that any such change will not render the covenants and agreements herein contained (or in any other instrument entered into by and between the parties hereto) any less binding or unenforceable in any manner whatsoever.

         Section 12. Severability. In case any term, phrase, clause, paragraph, restriction, covenant, or agreement herein contained shall be held to be invalid or unenforceable, same shall be deemed, and it is hereby agreed that same are meant to be, severable, and same shall not defeat or impair the remaining provisions hereof.

         Section 13. Waiver. A waiver by the Company of any breach by Consultant of this Agreement or of any duties imposed upon Consultant by law, or of any other cause for discharge of Consultant, shall not be construed as a waiver by the Company of its right to terminate this Agreement for any subsequent or continuing breach of this Agreement by Consultant.

         Section 14. Binding Effect. This Agreement shall bind and inure to the benefit of the Company, its successors and assigns, and Consultant, his heirs and personal representatives.

         Section 15. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent registered mail with return receipt requested, or hand delivered to the respective addresses as set forth below, or to such address as may from time to time be designated by notice in accordance herewith.

         Section 16. Governing Law. It is agreed that this Agreement will be interpreted and construed in accordance with the laws of the State of Texas.

         Section 17. Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.


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         Section 19. Modification. This Agreement may be modified only by a written instrument signed by each of the parties hereto.

         Section 20. Entire Agreement. This agreement contains the entire understanding of the parties relating to the subject matter hereof and supersedes all previous written and verbal agreements between the parties hereto relating to such subject matter. There are no agreements, representations or warranties not set forth herein.

         Section 21. Dispute Resolution. Except for the matters specifically excluded below, any and all disputes between the parties to this Agreement arising out of or in connection with the negotiation, execution, interpretation, performance or non-performance of this Agreement and the covenants and obligations contemplated herein, including but not limited to any claims against the Company, its affiliates or their respective officers, directors, employees or agents, shall be solely and finally settled by arbitration conducted pursuant to the Rules of the American Arbitration Association, as now in effect or hereafter amended. Judgment on the award of the arbitrator may be entered in any court having jurisdiction over the party against whom enforcement of the award is being sought, and the parties hereby irrevocably consent to the jurisdiction of any such court for the purpose of enforcing any such award. The parties agree and acknowledge that any arbitration proceedings between them, and the outcome of such proceedings, shall be kept strictly confidential. It is expressly agreed and understood that this paragraph shall not govern claims for workers' compensation or unemployment benefits or claims for injunctive relief relating to alleged violations of Section 7 or 8 hereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Address for Notices:                       CONSULTANT:


George R. Champagne                        ----------------------------------
#10 Twin Greens Court                      George R. Champagne
Kingswood,TX 77339

                                           COMPANY:
                                           SCI Management Corporation

Attn:
President
P.O. Box 130548                       By:
Houston, Texas 77219                       ----------------------------------
                                           Curtis G. Briggs
                                           Vice President


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